Exhibit 99

                      GLOBAL CONCEPTS ANNOUNCES LIQUIDATION
                            OF ITS PRIMARY SUBSIDIARY

     Montclair, N.J. Monday, October 17, 2005: Global Concepts, Ltd (OTCBB:
GCCP) announced today that its U.S. management has discovered serious misconduct by the French management and internal accountants of its subsidiary, Compagnie Logistique de Transports Automobiles ("CLTA"). The misconduct involves both non-financial and financial matters.

     On October 13, 2005 a court in France assumed jurisdiction over CLTA and appointed a receiver for the purpose of liquidating CLTA. In light of the malfeasance by CLTA's French management, Global Concepts did not interpose any objection to the liquidation of CLTA. Moreover, Global Concepts' U.S. management is currently working with French legal counsel, special forensic accountants in France, and its internal and external accountants in the United States to determine the full extent of the misconduct by the French management. That investigation will determine what remedies may be available to Global Concepts, Ltd.

     The Board of Directors of Global Concepts has determined that the unaudited financial statements contained in Global Concepts' Quarterly Reports on Form 10-QSB for the periods ended March 31, 2005 and June 30, 2005 should not be relied upon, due to the misconduct by CLTA's management. The full extent of the misconduct cannot be determined at this time. However, the Board of Directors believes that the financial statements provided by the French management of CLTA materially overstated revenue, and that assets and liabilities had been materially misstated. The revenue and income reported by CLTA represented substantially all of the revenue and income reported by Global Concepts for the first six months of 2005.

     Global Concepts will report further information regarding the actions by management of CLTA as they are discovered.

                            * * * * * * * * * * * * *